Exhibit 99.1

Investor Relations:

Kathleen Nemeth

Juniper Networks

(408) 936-8687

kbnemeth@juniper.net

Media Relations:

Leslie Moore

Juniper Networks

(408) 936-5767

llmoore@juniper.net

JUNIPER NETWORKS REPORTS PRELIMINARY FOURTH QUARTER AND FISCAL YEAR 2016 FINANCIAL RESULTS

Company delivers sequential, year-over-year, and full year revenue growth

SUNNYVALE, Calif., Jan. 26, 2017 - Juniper Networks (NYSE: JNPR), an industry leader in automated, scalable and secure networks, today reported preliminary financial results for the three months and twelve months ended Dec. 31, 2016 and provided its outlook for the three months ending March 31, 2017.

Q4 2016 Results:

Net revenues for the fourth quarter of 2016 were $1,385.6 million, an increase of 5% year-over-year and an increase of 8% sequentially.

Juniper’s GAAP operating margin for the fourth quarter of 2016 was 21.5%, an increase from 21.2% in the fourth quarter of 2015, and an increase from 19.5% in the third quarter of 2016.

Non-GAAP operating margin for the fourth quarter of 2016 was 26.5%, an increase from 26.0% in the fourth quarter of 2015, and an increase from 24.4% in the third quarter of 2016.

Juniper posted GAAP net income of $197.4 million, flat year-over-year, and an increase of 15% sequentially. GAAP diluted earnings per share for the fourth quarter of 2016 was $0.51.

Non-GAAP net income was $254.3 million, an increase of 3% year-over-year, and an increase of 15% sequentially. Non-GAAP diluted earnings per share for the fourth quarter of 2016 was $0.66.

Full Year 2016 Results:

For fiscal year 2016, Juniper’s net revenues were $4,990.1 million, an increase of 3% year-over-year.

For fiscal year 2016, Juniper’s GAAP operating margin was 18.0%, compared to 18.8% for the prior fiscal year.

Non-GAAP operating margin for fiscal year 2016 was 23.4%, compared to 24.0% in fiscal year 2015.

For fiscal year 2016, Juniper posted GAAP net income of $601.2 million, or $1.55 per diluted share. Non-GAAP net income was $2.09 per diluted share for fiscal year 2016, an increase of 3% year-over-year.

The reconciliation between GAAP and non-GAAP results of operations is provided in a table immediately following the Preliminary Net Revenues by Market table below.

“I am pleased to report year-over-year revenue and non-GAAP earnings growth after a challenging start to 2016,” said Rami Rahim, chief executive officer at Juniper Networks. “We believe we are successfully executing on our strategy to diversify our business and capture share in the cloud and cloud-enabled segments of our market. Our innovation pipeline and product portfolio are strong and position us well as we head into 2017.”

“We maintained our focus on disciplined operating expense management while investing prudently for growth,” said Ken Miller, chief financial officer at Juniper Networks. “In addition, we delivered strong cash flows from operations and I believe we are well positioned for the market opportunities ahead.”

Other Financial Highlights

Total cash, cash equivalents, and investments as of Dec. 31, 2016 were $3,657 million, compared to $3,480 million as of Sept. 30, 2016, and $3,192 million as of Dec. 31, 2015.

Juniper’s net cash flows provided by operations for the fourth quarter of 2016 was $334 million, compared to net cash flows provided by operations of $245 million in the third quarter of 2016, and $117 million in the fourth quarter of 2015.

Days sales outstanding in accounts receivable, or “DSO,” was 68 days in the fourth quarter of 2016, compared to 53 days in the third quarter of 2016 and the fourth quarter of 2015.

Capital expenditures were $52 million and depreciation and amortization expense was $54 million during the fourth quarter of 2016.

Juniper’s Board of Directors has declared a quarterly cash dividend of $0.10 per share to be paid on March 22, 2017 to shareholders of record as of the close of business on March 1, 2017.

During the fourth quarter of 2016, the Company paid $38 million in dividends and did not repurchase any shares. Since the first quarter of 2014, inclusive of share repurchases and dividends, we have returned $4.1 billion of capital to shareholders, delivering on our commitment to return $4.1 billion by the end of 2016, and reduced our diluted share count by 22%.

Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

Juniper Networks is focused on executing to its strategy and capitalizing on the momentum of its new products within the target markets it serves.

The gross margin guidance for the quarter reflects typical seasonal patterns, primarily due to sequentially lower revenue volume. While we expect to continue to see pricing pressure and product mix fluctuations, we remain focused on disciplined cost management.

As a reminder, the operating expense guidance for the quarter includes the annual reset of variable compensation and the typical seasonal increase in fringe costs.

Juniper’s guidance for the quarter ending March 31, 2017 is as follows:

•	Revenues will be approximately $1,200 million, plus or minus $30 million.

•	Non-GAAP gross margin will be approximately 62.5%, plus or minus 0.5%.

•	Non-GAAP operating expenses will be approximately $515 million, plus or minus $5 million.

•	Non-GAAP operating margin will be approximately 19.5% at the midpoint of revenue guidance.

•	Non-GAAP tax rate approximately flat from the fourth quarter.

•	Non-GAAP net income per share will range between $0.38 and $0.44 on a diluted basis. This assumes a flat share count from the fourth quarter.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring charges (benefits), impairment charges, professional services related to non-routine stockholder matters, litigation settlement and resolution charges, gain or loss on equity investments, retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of any future acquisitions, divestitures, or joint ventures that may occur in the quarter. Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Fourth Quarter and Fiscal Year 2016 Financial Commentary Available Online

A CFO Commentary reviewing the Company’s fourth quarter and fiscal year 2016 financial results, as well as first quarter 2017 financial outlook will be furnished to the SEC on Form 8-K and published on the Company’s website at http://investor.juniper.net. Analysts and investors are encouraged to review this commentary prior to participating in the conference call webcast.

Conference Call Webcast

Juniper Networks will host a conference call webcast today, Jan. 26, 2017, at 2:00 pm PT, to be broadcast live over the Internet at http://investor.juniper.net. To participate via telephone in the US, the toll free dial-in number is 1-877-407-8033. Outside the US, dial +1-201-689-8033. Please call 10 minutes prior to the scheduled conference call time. The webcast replay will be archived on the Juniper Networks website.

About Juniper Networks

Juniper Networks (NYSE: JNPR) challenges the status quo with products, solutions and services that transform the economics of networking. Our team co-innovates with our customers and partners to deliver automated, scalable and secure networks with agility, performance and value. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Investors and others should note that the Company announces material financial and operational information to its investors using its Investor Relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use the Twitter account @JuniperNetworks and the Company’s blogs as a means of disclosing information about the Company and for complying with its disclosure obligations under Regulation FD. The social media channels that the Company intends to use as a means of disclosing information described above may be updated from time to time as listed on the Company’s Investor Relations website.

Juniper Networks, the Juniper Networks logo, and Junos are registered trademarks of Juniper Networks, Inc. and/or its affiliates in the United States and other countries. Other names may be trademarks of their respective owners.

Safe Harbor

Statements in this release concerning Juniper Networks’ business outlook, economic and market outlook, future financial and operating results, seasonal revenue and cost patterns, expectations with respect to market trends (including pricing pressure and product mix fluctuations), future strategy, strength of certain customer segments, ability to expand business opportunities, ability to capture market share, cost management, and overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers and major customers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints, changes or disruptions; availability of key product components; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation settlements and resolutions; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Use of Non-GAAP Financial Information

Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the discussion below. The following tables and reconciliations can also be found on our Investor Relations website at http://investor.juniper.net.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Operations

(in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net revenues:
Product	$985.6	$973.9	$3,528.9	$3,563.1
Service	400.0	345.7	1,461.2	1,294.7

Total net revenues	1,385.6	1,319.6	4,990.1	4,857.8
Cost of revenues:
Product	359.6	346.5	1,315.4	1,269.6
Service	157.5	130.7	559.4	509.6

Total cost of revenues	517.1	477.2	1,874.8	1,779.2

Gross margin	868.5	842.4	3,115.3	3,078.6
Operating expenses:
Research and development	263.0	247.2	1,013.7	994.5
Sales and marketing	254.5	255.9	972.9	943.8
General and administrative	52.9	60.3	224.9	228.9
Restructuring charges (benefits)	0.1	(0.1)	3.3	(0.6)

Total operating expenses	570.5	563.3	2,214.8	2,166.6

Operating income	298.0	279.1	900.5	912.0
Other expense, net	(15.1)	(18.5)	(62.3)	(59.8)

Income before income taxes	282.9	260.6	838.2	852.2
Income tax provision	85.5	62.8	237.0	218.5

Net income	$197.4	$197.8	$601.2	$633.7

Net income per share:
Basic	$0.52	$0.52	$1.58	$1.62

Diluted	$0.51	$0.51	$1.55	$1.59

Shares used in computing net income per share:
Basic	379.9	383.1	381.7	390.6

Diluted	385.6	390.9	387.8	399.4

Cash dividends declared per common stock	$0.10	$0.10	$0.40	$0.40

Juniper Networks, Inc.

Preliminary Net Revenues by Product and Service

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Routing	$654.0	$647.6	$2,353.0	$2,359.2
Switching	250.8	210.2	858.0	768.3
Security	80.8	116.1	318.0	435.6

Total product	985.6	973.9	3,529.0	3,563.1
Total service	400.0	345.7	1,461.1	1,294.7

Total	$1,385.6	$1,319.6	$4,990.1	$4,857.8

Juniper Networks, Inc.

Preliminary Net Revenues by Geographic Region

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Americas	$875.6	$754.6	$2,968.8	$2,792.2
Europe, Middle East, and Africa	314.6	345.2	1,238.1	1,320.3
Asia Pacific	195.4	219.8	783.2	745.3

Total	$1,385.6	$1,319.6	$4,990.1	$4,857.8

Juniper Networks, Inc.

Preliminary Net Revenues by Market

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Service Provider	$978.2	$933.2	$3,452.2	$3,289.8
Enterprise	407.4	386.4	1,537.9	1,568.0

Total	$1,385.6	$1,319.6	$4,990.1	$4,857.8

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

		Three Months Ended			Twelve Months Ended
		December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP operating income		$298.0	$250.0	$279.1	$900.5	$912.0
GAAP operating margin		21.5%	19.5%	21.2%	18.0%	18.8%
Share-based compensation expense	C	63.8	55.6	55.9	226.8	217.3
Share-based payroll tax expense	C	0.3	0.2	0.8	5.8	6.4
Amortization of purchased intangible assets	A	3.3	4.8	5.3	16.2	28.4
Restructuring charges (benefits)	B	0.1	0.8	(0.1)	3.3	(4.1)
Acquisition/divestiture and other charges	A,B	1.1	2.8	1.7	14.5	2.7
Professional services related to non-routine stockholder matters	B	—	—	—	—	3.0

Non-GAAP operating income		$366.6	$314.2	$342.7	$1,167.1	$1,165.7
Non-GAAP operating margin		26.5%	24.4%	26.0%	23.4%	24.0%

GAAP net income		$197.4	$172.4	$197.8	$601.2	$633.7
Share-based compensation expense	C	63.8	55.6	55.9	226.8	217.3
Share-based payroll tax expense	C	0.3	0.2	0.8	5.8	6.4
Amortization of purchased intangible assets	A	3.3	4.8	5.3	16.2	28.4
Restructuring charges (benefits)	B	0.1	0.8	(0.1)	3.3	(4.1)
Acquisition/divestiture and other charges (income)	A,B	1.1	2.8	0.5	11.8	(5.2)
Professional services related to non-routine stockholder matters	B	—	—	—	—	3.0
Loss (gain) on equity investments	B	1.6	0.3	—	3.7	(11.3)
Income tax effect of non-GAAP exclusions	B	(13.3)	(14.9)	(12.6)	(58.7)	(58.5)

Non-GAAP net income		$254.3	$222.0	$247.6	$810.1	$809.7

GAAP diluted net income per share		$0.51	$0.45	$0.51	$1.55	$1.59

Non-GAAP diluted net income per share	D	$0.66	$0.58	$0.63	$2.09	$2.03

Shares used in computing diluted net income per share		385.6	384.5	390.9	387.8	399.4

Discussion of Non-GAAP Financial Measures

This press release, including the tables above, includes the following non-GAAP financial measures derived from our Preliminary Condensed Consolidated Statements of Operations: operating income; operating margin; net income; and diluted net income per share. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, certain of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operations we mean the ongoing revenue and expenses of the business, excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition-Related Charges, Other Items, and Share-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below. Additionally, with respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring charges (benefits), impairment charges, professional services related to non-routine stockholder matters, litigation settlement and resolution charges, gain or loss on equity investments, the retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of any future acquisitions, divestitures, or joint ventures that may occur in the quarter. Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Note A: Acquisition-Related Charges. We exclude certain expense items resulting from acquisitions including amortization of purchased intangible assets associated with our acquisitions. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.

Note B: Other Items. We exclude certain other items that are the result of either unique or unplanned events, including the following, when applicable: (i) restructuring charges (benefits); (ii) gain or loss on contract settlements (iii) gain or loss on equity investments; (iv) professional fees and other income and expenses associated with the sale of Junos Pulse; (v) significant effects of tax legislation and judicial or administrative interpretation of tax regulations; (vi) retroactive impacts of certain tax settlements; (vii) valuation allowance on deferred tax assets; (viii) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures; and

(ix) professional services related to non-routine stockholder matters. It is difficult to estimate the amount or timing of these items in advance. Although these events are reflected in our GAAP financial statements, these unique transactions may limit the comparability of our on-going operations with prior and future periods. Restructuring charges result from events that arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. These expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. In the case of contract settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these gains or losses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. Whether we realize gains or losses on equity investments is based primarily on the performance and market value of those independent companies. Accordingly, we believe that these gains and losses do not reflect the underlying performance of our continuing operations. In the case of professional fees and other income and expenses associated with the sale of Junos Pulse, we believe these are unique transactions that arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Similarly, the significant effects of tax legislation and judicial or administrative interpretation of tax regulations and the valuation allowance on deferred tax assets are as a result of unique events that occur in periods that are generally unrelated to the level of business activity. We believe this limits comparability with prior periods and that these expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance with these amounts both included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.

Note C: Share-Based Compensation Related Items. We provide non-GAAP information relative to our expense for share-based compensation and related payroll tax. We began to include share-based compensation expense in our GAAP financial measures in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”), in January 2006. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of share-based compensation, we believe that the exclusion of share-based compensation allows for more accurate comparisons of our operating results to our peer companies. Further, we believe that excluding share-based compensation expense allows for a more accurate comparison of our financial results to previous periods during which our equity-based awards were not required to be reflected in our income statement. Share-based compensation is very different from other forms of compensation. A cash salary or bonus has a fixed and unvarying cash cost. For example, the expense associated with a $10,000 bonus is equal to exactly $10,000 in cash regardless of when it is awarded and who it is awarded by. In contrast, the expense associated with an award of an option for 1,000 shares of stock is unrelated to the amount of compensation ultimately received by the employee; and the cost to the company is based on a share-based compensation valuation methodology and underlying assumptions that may vary over time and that does not reflect any cash expenditure by the company because no cash is expended. Furthermore, the expense associated with granting an employee an option is spread over multiple years unlike other compensation expenses which are more proximate to the time of award or payment. For example, we may be recognizing expense in a year where the stock option is significantly underwater and is not going to be exercised or generate any compensation for the employee. The expense associated with an award of an option for 1,000 shares of stock by us in one quarter may have a very different expense than an award of an identical number of shares in a different quarter. Finally, the expense recognized by us for such an option may be very different than the expense to other companies for awarding a comparable option, which makes it difficult to assess our operating performance relative to our competitors. Similar to share-based compensation, payroll tax on stock option exercises is dependent on our stock price and the timing and exercise by employees of our share-based compensation, over which our management has little control, and as such does not correlate to the operation of our business. Because of these unique characteristics of share-based compensation and the related payroll tax, management excludes these expenses when analyzing the organization’s business performance. We also believe that presentation of such non-GAAP information is important to enable readers of our financial statements to compare current period results with periods prior to the adoption of FASB ASC Topic 718.

Note D: Non-GAAP Net Income Per Share Items. We provide diluted non-GAAP net income per share. The diluted non-GAAP income per share includes additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	December 31, 2016	December 31, 2015(*)
ASSETS
Current assets:
Cash and cash equivalents	$1,833.2	$1,420.9
Short-term investments	752.3	527.1
Accounts receivable, net of allowances	1,054.1	780.7
Prepaid expenses and other current assets	332.3	183.7

Total current assets	3,971.9	2,912.4
Property and equipment, net	1,063.8	1,021.0
Long-term investments	1,071.8	1,244.2
Restricted cash and investments	99.9	36.2
Purchased intangible assets, net	130.2	33.9
Goodwill	3,081.7	2,981.3
Other long-term assets	237.2	378.9

Total assets	$9,656.5	$8,607.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$299.9
Accounts payable	221.0	159.3
Accrued compensation	233.6	269.5
Deferred revenue	1,032.0	822.9
Other accrued liabilities	238.5	250.3

Total current liabilities	1,725.1	1,801.9
Long-term debt	2,133.7	1,637.5
Long-term deferred revenue	449.1	345.2
Long-term income taxes payable	209.2	187.3
Other long-term liabilities	168.4	61.6

Total liabilities	4,685.5	4,033.5
Total stockholders’ equity	4,971.0	4,574.4

Total liabilities and stockholders’ equity	$9,656.5	$8,607.9

(*)	In 2016, the Company adopted the new accounting pronouncement on Simplifying the Presentation of Debt Issuance Costs, requiring debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Certain amounts in the December 31, 2015 Condensed Consolidated Balance Sheet contained in this press release have been retrospectively adjusted to conform to the current-year presentation.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Twelve Months Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$601.2	$633.7
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	224.6	217.3
Depreciation, amortization, and accretion	206.7	176.5
Restructuring benefits	—	(4.1)
Deferred income taxes	58.2	(14.6)
Loss (gain) on investments and fixed assets, net	3.5	(6.4)
Excess tax benefits from share-based compensation	(6.7)	(12.3)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(263.5)	(218.9)
Prepaid expenses and other assets	(43.6)	(43.5)
Accounts payable	66.6	(80.2)
Accrued compensation	(18.1)	46.6
Income taxes payable	3.1	104.3
Other accrued liabilities	(27.7)	1.8
Deferred revenue	301.7	92.3

Net cash provided by operating activities	1,106.0	892.5

Cash flows from investing activities:
Purchases of property and equipment	(214.7)	(210.3)
Proceeds from sales of available-for-sale investments	1,182.1	861.6
Proceeds from maturities and redemptions of available-for-sale investments	342.3	319.8
Purchases of available-for-sale investments	(1,598.0)	(1,486.4)
Purchases of trading investments	(4.9)	(4.4)
Proceeds from sales of privately-held investments	9.5	10.6
Purchases of privately-held investments	(20.3)	(5.4)
Payments for business acquisitions, net of cash and cash equivalents acquired	(144.6)	(3.5)
Changes in restricted cash	(1.5)	9.3

Net cash used in investing activities	(450.1)	(508.7)

Cash flows from financing activities:
Proceeds from issuance of common stock	62.3	121.2
Purchases and retirement of common stock	(324.6)	(1,152.8)
Issuance of long-term debt, net	494.0	594.6
Payment of long-term debt	(300.0)	—
Payment under lease obligations	—	(0.4)
Payment of assumed debt	(15.5)	—
Excess tax benefits from share-based compensation	6.7	12.3
Payment of cash dividends	(152.5)	(156.3)

Net cash used in financing activities	(229.6)	(581.4)

Effect of foreign currency exchange rates on cash and cash equivalents	(14.0)	(21.1)

Net increase (decrease) in cash and cash equivalents	412.3	(218.7)
Cash and cash equivalents at beginning of period	1,420.9	1,639.6

Cash and cash equivalents at end of period	$1,833.2	$1,420.9